UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 22, 2020
Date of Report (Date of earliest event reported)

TUPPERWARE BRANDS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-11657		36-4062333
(State or other jurisdiction of incorporation)	(Commission File Number)		(IRS Employer Identification No.)

14901 South Orange Blossom Trail	Orlando	FL	32837
(Address of principal executive offices)			(Zip Code)

407 826-5050
Registrant's telephone number, including area code
_________________________________________
Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	TUP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
As previously disclosed on a Form 8-K filed with the Securities and Exchange Commission on May 26, 2020, Tupperware Brands Corporation (the “Company”) entered into a definitive purchase and sale agreement (the “Purchase and Sale Agreement”) with O’Connor Management LLC (“O’Connor”), whereby O’Connor will purchase approximately 740 acres of the Company’s property in Orlando, Florida, inclusive of 500 acres of wetlands, comprising all remaining Company-owned land in Orlando. As amended, the Purchase and Sale Agreement provides for a purchase price of approximately $86 million for the land and certain transportation impact fee credits, and a lease back by the Company from O’Connor of approximately 61 acres and 8 buildings on the land, comprising the Company’s headquarters location, for an initial term of 10 years at a market competitive rent and with customary terms and conditions. The Purchase and Sale Agreement was subsequently amended on June 10, 2020 and July 15, 2020 to further extend the deadline for completion of the due diligence inspection period.
On July 22, 2020, the Company and O’Connor entered into the Third Amendment to the Purchase and Sale Agreement, which amendment, among other things:

•
Establishes two separate closings for the properties covered by the Purchase and Sale Agreement, with the first closing (which includes the land and related buildings subject to the lease back) expected to occur in September 2020 for $48.6 million, and the second closing expected to occur in December 2020 for $37.4 million (which includes transportation impact fee credits). Each closing is subject to successful completion of due diligence and standard closing conditions.

•	Requires O’Connor to pay an aggregate deposit of $1.5 million in advance of each of the first and second closings, with events under which the second deposit would become refundable;

•	Requires soil remediation efforts as a condition to closing; and

•	Extends the due diligence inspection periods to August 31, 2020 with respect to the first closing, and November 15, 2020 with respect to the second closing.
The Company can make no assurances that the transactions will close, that they will close in September 2020 and December 2020, or that they will close at the prices disclosed above.
The foregoing summary of the Purchase and Sale Agreement and amendments is qualified in its entirety by reference to the Purchase and Sale Agreement and amendments attached hereto as Exhibits 10.1 through 10.4, respectively, each of which are incorporated herein by reference.
Forward-Looking Statements
                This report contains certain statements that are, or may be deemed to be, “forward-looking statements.” Words such as “expected,” “anticipates,” “will,” “may,” “could,” “can,” and similar words are forward-looking statements and not historical facts.  Actual outcomes and results may differ materially from those expressed in, or implied by, such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. These risks and uncertainties include, but are not limited to, the following: the effects of natural disasters and epidemic or pandemic disease outbreaks, including the COVID-19 outbreak; general economic and political conditions in the United States, including those resulting from the COVID-19 outbreak, recessions, political events and acts or threats of terrorism or military conflicts; the success of the Company’s efforts to improve its profitability and liquidity position and any capital structure actions that it may take; the Company’s ability to comply with, or further amend, financial covenants under its debt obligations; potential downgrades to the Company’s credit ratings; the success of land buyers in attracting tenants for commercial and residential development and obtaining required government approvals and financing; the ability to obtain all government approvals on, and to control the cost of infrastructure obligations associated with, property, plant and equipment; and other risks detailed in the Company’s Annual Report on Form 10-K for the year ended December 28, 2019, its Quarterly Report on Form 10-Q for the 13 weeks ended March 28, 2020 and its subsequent periodic reports filed in accordance with the Exchange Act. These statements are representative only as of the date they are made, and the Company disclaims and does not undertake any obligation to update or revise any forward-looking statements in this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Contract for Sale and Purchase of Real Property, dated as of May 26, 2020, by and among the Sellers and O’Connor *

10.2	First Amendment to Contract for Sale and Purchase of Real Property, dated as of June 10, 2020, by and among the Sellers and O’Connor

10.3	Second Amendment to Contract for Sale and Purchase of Real Property, dated as of July 15, 2020, by and among the Sellers and O’Connor

10.4	Third Amendment to Contract for Sale and Purchase of Real Property, dated as of July 22, 2020, by and among the Sellers and O’Connor

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain portions of the exhibit have been omitted pursuant to Regulation S-K Item 601(b) because they are both (i) not material to investors and (ii) likely to cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUPPERWARE BRANDS CORPORATION
(Registrant)

Date:	July 27, 2020	By:	/s/ Karen M. Sheehan
Karen M. Sheehan
Executive Vice President, Chief Legal Officer & Secretary